EXHIBIT 12:	COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS
(dollars in thousands)

	For the Twelve Months Ended
	December 31,

	2003	2002

INCLUDING INTEREST ON DEPOSITS
Earnings:
Income before income taxes	$3,659,005	$2,785,416
Fixed charges	1,525,810	1,616,123
Interest capitalized during period, net of amortization of previously capitalized interest	(14,579)	(8,642)

Earnings, for computation purposes	$5,170,236	$4,392,897

Fixed Charges and Preferred Stock Dividend Requirements:
Interest on deposits, short-term borrowings, and long-term debt and bank notes, expensed or capitalized	$1,524,040	$1,612,883
Portion of rents representative of the interest factor	1,770	3,240

Fixed charges	1,525,810	1,616,123
Preferred stock dividend requirements	22,009	22,363

Fixed charges and preferred stock dividend requirements, including interest on deposits, for computation purposes	$1,547,819	$1,638,486

Ratio of earnings to combined fixed charges and preferred stock dividend requirements, including interest on deposits	3.34	2.68
EXCLUDING INTEREST ON DEPOSITS
Earnings:
Income before income taxes	$3,659,005	$2,785,416
Fixed charges	418,004	360,596
Interest capitalized during period net of amortization of previously capitalized interest	(14,600)	(8,663)

Earnings, for computation purposes	$4,062,409	$3,137,349

Fixed Charges and Preferred Stock Dividend Requirements:
Interest on short-term borrowings, and long-term debt and bank notes, expensed or capitalized	$416,234	$357,356
Portion of rents representative of the interest factor	1,770	3,240

Fixed charges	418,004	360,596
Preferred stock dividend requirements	22,009	22,363

Fixed charges and preferred stock dividend requirements, excluding interest on deposits, for computation purposes	$440,013	$382,959

Ratio of earnings to combined fixed charges and preferred stock dividend requirements, excluding interest on deposits	9.23	8.19

The ratio of earnings to combined fixed charges and preferred stock dividend requirements is computed by dividing (i) income before income taxes and fixed charges less interest capitalized during such period, net of amortization of previously capitalized interest, by (ii) fixed charges and preferred stock dividend requirements. Fixed charges consist of interest, expensed or capitalized, on borrowings (including or excluding deposits, as applicable), and the portion of rental expense which is deemed representative of interest. The preferred stock dividend requirements represent the pre-tax earnings which would have been required to cover such dividend requirements on the Corporation’s Preferred Stock outstanding.